FORM OF	(d)(3)(ii)

FIRST AMENDMENT TO THE AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

This First Amendment, effective as of January 1, 2013, amends the Amended and Restated Expense Limitation Agreement (the “Agreement”), dated March 1, 2002, as amended, between ING Investments, LLC (the “Investment Manager”) and ING Strategic Allocation Portfolios, Inc. (the “Registrant”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of January 1, 2013.

NOW, THEREFORE, the parties agree as follows:

1.	Sections 3 and 4.4 are hereby deleted in their entirety and replaced with the following:

3.	Term and Termination.

This Agreement shall have an initial term with respect to each Fund ending on the date indicated on Schedule A, as such schedule may be amended from time to time. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Investment Manager provides written notice of the termination of this Agreement to a lead Independent Director of the Registrant within 90 days of the end of the then current term for that Fund and such termination is approved by the Board of Directors of the Registrant. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to such Fund, or it may be terminated by the Registrant, without payment of any penalty, upon written notice to the Investment Manager at its principal place of business within 90 days of the end of the then current term for a Fund.

4.4	Amendments.

This Agreement, including the applicable expense limits for a Fund as set forth on Schedule A, may be amended only by a written agreement signed by each of the parties hereto and such amendment is approved by the Board of Directors of the Registrant.

2.                 Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.                 In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.		ING INVESTMENTS, LLC

By:		By:
	Kimberly A. Anderson		Todd Modic
	Senior Vice President		Senior Vice President

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